Exhibit 10.5

AMENDMENT NO. 3
to
EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT (this “Amendment”) is dated as of December 23, 2015, by and between CTI BioPharma Corp., a Washington corporation (the “Company”), and James A. Bianco (the “Executive”).

WHEREAS, the Executive is currently employed by the Company pursuant to that certain Employment Agreement, effective as of January 1, 2011 and subsequently amended as of March 21, 2013 and January 6, 2015 (the “Employment Agreement”); and

WHEREAS, the Company and the Executive desire to amend the Employment Agreement as provided herein.

NOW, THEREFORE, the parties agree as follows:

1.Section 3(a) of the Employment Agreement is hereby amended, effective January 1, 2016, to increase the annualized rate of Base Salary set forth therein from Six Hundred Fifty Thousand Dollars ($650,000) to Seven Hundred Fifty Thousand Dollars ($750,000). For clarity, Executive’s bonus opportunity for a particular year will be determined based on his base salary for such year (e.g., Executive’s bonus opportunity for 2015 will be determined based on his $650,000 base salary for 2015).

2.Section 4 of the Employment Agreement is hereby amended and restated, effective January 1, 2016, to read in its entirety as follows:

“4.    Executive Benefits. During Executive’s employment, Executive will be entitled to the benefits set forth in this Section 4.

(a)    Health Benefits. Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company and generally available to other senior executives of the Company, including, without limitation, the Company’s group medical, dental, vision, and flexible-spending account plans. To the extent the Company cancels or changes the benefit plans and programs generally available to other senior executives of the Company, the Company reserves the right to cancel or change the benefit plans and programs it offers to Executive on an equivalent basis.

(b)    Life/Disability Insurance. The Company will pay the annual premiums for universal life insurance (or other non-term life insurance) for the benefit of Executive and his beneficiaries, with a policy coverage amount of not less than Five Million Dollars ($5,000,000). Furthermore, the Company will provide, at Executive’s expense, disability insurance for the benefit of Executive. Executive’s Base Salary will be increased by the amount of the annual premium for such disability coverage and the Company’s records will reflect that the premiums for the disability policy have been paid by the Executive. The above benefits are subject to availability at reasonable cost and any limitations resulting from Executive’s physical condition; and provided that in no event shall the premiums for the life and disability insurance contemplated by this Section 4(b) for any particular year exceed Fifty Thousand Dollars ($50,000) in the aggregate (such cap shall be adjusted annually based on the cost of living adjustments applicable to U.S. social security benefits beginning with calendar year 2012). Executive shall not be entitled to any tax gross-up for these benefits. In the event the premiums exceed such cap, the Company shall pay the annual premiums for such coverage as may be available and which is as comparable to the above coverage as possible, with total premiums for any particular year not to exceed the annual premium cap specified above. The life insurance policy will accrue to the benefit of Executive and Executive will be entitled to the full ownership and benefit of the policy, even after termination of his employment for any reason.

(c)    Medical License Fees. The Company shall promptly reimburse Executive for all reasonable and necessary costs and expenses incurred by Executive to maintain Executive’s medical license (Executive shall not be entitled to any tax gross-up for this benefit).”

3.Except as expressly modified herein, the Employment Agreement shall remain in full force and effect in accordance with its original terms.

4.Capitalized terms that are not defined herein shall have the meanings ascribed to them in the Employment Agreement.

5.This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered on the day and year first above written.

CTI BioPharma Corp.

By: /s/ Louis A. Bianco
Name: Louis A. Bianco
Title: EVP, Finance & Administration

EXECUTIVE

/s/ James Bianco
James A Bianco